Exhibit 21.1

List of subsidiaries

Subsidiaries	Place of incorporation
NewGenIvf Limited	Cayman Islands
MicroSort Lab Services LLC	U.S.A.
NewGenDigital Limited	British Virgin Islands
FFPGS (HK) Limited	Hong Kong
NewGenProperty Limited	British Virgin Islands
NewGenBiz Limited	British Virgin Islands
NewGenOman Limited	British Virgin Islands
Artsy Angel Charitable Foundation Limited	Hong Kong
Bi Clinic LLC	Kyrgyzstan
First Fertility PGS Center Limited	Thailand
First Fertility Phnom Penh Limited	Cambodia
Med Holdings Limited	Thailand
Well Image Limited	Hong Kong
HyFi Innovations Limited	Hong Kong